Exhibit 99.1
News Release
For Immediate Release: April 24, 2019
H&R Block Reports Tax Season Volume with Growth in U.S. Tax Returns Through April 19; Fiscal 2019 Results to be Announced on June 11, 2019
KANSAS CITY, Mo. - H&R Block, Inc. (NYSE: HRB) today released its preliminary U.S. tax results, reflecting an increase in overall tax return volume for the second consecutive year. For fiscal year 2019 through April 19, tax returns prepared by or through H&R Block increased 1.5 percent to 20.2 million.
“I am extremely proud of our performance this year, which included the introduction of upfront, transparent pricing, significant improvements to our DIY offerings, the launch of innovative products in the emerging virtual space, and better execution in our retail locations,” said Jeff Jones, H&R Block’s president and chief executive officer. “These efforts resulted in dramatic improvements in client satisfaction scores and the second consecutive year of growth in clients.”
Overall client growth was driven by total DIY growth of 6.0 percent and DIY online growth of 9.3 percent. DIY net average charge increased slightly due to favorable mix.
“Our DIY business continues to thrive in what is a highly competitive market, as we’ve grown client volumes and taken market share in each of the past three years,” said Jones. “We achieved these results due to the strength of our award-winning product, competitive pricing, and effective marketing strategies that have driven improved awareness.”
Assisted returns decreased 1.7 percent for fiscal 2019, which was anticipated due to the elimination of the Free Federal 1040EZ promotion. The company also reported a decrease in net average charge due to targeted price decreases, which was in line with expectations.
The aforementioned results are included in a table attached to this press release.
Fiscal 2019 Financial Outlook
"We executed well against our plans for the tax season and I'm pleased that we will deliver the financial outlook we provided for fiscal 2019," said Tony Bowen, chief financial officer. "Additionally, we now anticipate a fiscal 2019 effective tax rate of approximately 19 percent due to discrete benefits recorded in the fourth quarter."
H&R Block to Announce Fiscal 2019 Results on June 11
In conjunction with the announcement of fiscal 2019 results, the company will host a conference call at 8:30 a.m. Eastern time on June 11, 2019 for analysts, institutional investors, and shareholders to discuss fiscal 2019 results, outlook and a general business update. To access the call, please dial the number below approximately 10 minutes prior to the scheduled starting time:

U.S./Canada (866) 987-6821 or International (630) 652-5951
Conference ID: 8988609
The call, along with a presentation for viewing, will also be webcast in a listen-only format for the media and public. The link to the webcast can be accessed directly at http://investors.hrblock.com. The presentation will be posted on the Webcasts and Presentations page at http://investors.hrblock.com following the conclusion of the call.
A replay of the call will be available beginning at 11:30 a.m. Eastern time on June 11, 2019, and continuing until July 11, 2019, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (International). The conference ID is 8988609. The webcast will be available for replay beginning on June 12, 2019 and continuing for 90 days at http://investors.hrblock.com.
About H&R Block
H&R Block, Inc. (NYSE: HRB) is a global consumer tax services provider. Tax return preparation services are provided by professional tax preparers in approximately 12,000 company-owned and franchise retail tax offices worldwide, and through H&R Block tax software products for the DIY consumer. H&R Block also offers adjacent Tax Plus products and services. In fiscal 2018, H&R Block had annual revenues of over $3.1 billion with over 23 million tax returns prepared worldwide. For more information, visit the H&R Block Newsroom.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words or variation of words such as "expects," "anticipates," "intends," "plans," "believes," "commits," "seeks," "estimates," "projects," "forecasts," "targets," "would," "will," "should," "goal," "could" or "may" or other similar expressions. Forward-looking statements provide management's current expectations or predictions of future conditions, events or results. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements. They may include estimates of revenues, client trajectory, income, effective tax rate, earnings per share, cost savings, capital expenditures, dividends, share repurchases, liquidity, capital structure, market share, industry volumes or other financial items, descriptions of management’s plans or objectives for future operations, products or services, or descriptions of assumptions underlying any of the above. All forward-looking statements speak only as of the date they are made and reflect the company's good faith beliefs, assumptions and expectations, but they are not guarantees of future performance or events. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions, factors, or expectations, new information, data or methods, future events or other changes, except as required by law. By their nature, forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Factors that might cause such differences include, but are not limited to a variety of economic, competitive and regulatory factors, many of which are beyond the company's control, that are described in our Annual Report on Form 10-K for the fiscal year ended April 30, 2018 in the section entitled "Risk Factors" and additional factors we may describe from time to time in other filings with the Securities and Exchange Commission. You may get such filings for free at our website at http://investors.hrblock.com. In addition, factors that may cause the company’s actual estimated effective tax rate to differ from estimates include the company’s actual results from operations compared to current estimates, future discrete items, changes in interpretations and assumptions the company has made, and future actions of the company. You should understand that it is not possible to predict or identify all such factors and, consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
For Further Information
Investor Relations:    Colby Brown, (816) 854-4559, colby.brown@hrblock.com
Media Relations:    Susan Waldron, (816) 854-5522, susan.waldron@hrblock.com
TABLE FOLLOWS

U.S. TAX OPERATING DATA
	Fiscal Year-to-Date
	April 19,
	2019	2018	% Change
Tax Returns Prepared: (in 000s) (1) (2)
Company-Owned Operations	8,000	8,159	(1.9)%
Franchise Operations	3,558	3,600	(1.2)%
Total H&R Block Assisted	11,558	11,759	(1.7)%

Desktop	1,961	2,022	(3.0)%
Online	5,992	5,482	9.3%
Total H&R Block DIY	7,953	7,504	6.0%

IRS Free File	661	610	8.4%
Total H&R Block U.S. Returns	20,172	19,873	1.5%

Net Average Charge: (3)
Company-Owned Operations	$231.67	$241.77	(4.2)%
Franchise Operations (4)	$216.39	$210.17	3.0%
DIY	$32.49	$32.17	1.0%

(1)
An assisted tax return is defined as a current or prior year individual tax return that has been accepted and paid for by the client. Also included are business returns, which account for less than 1% of assisted tax returns. A DIY return is defined as a return that has been electronically filed and accepted by the IRS. Also included are online returns paid and printed.

(2)	Amounts have been reclassified between company-owned and franchise for offices which were refranchised or repurchased by the company during the year.

(3)	Net average charge is calculated as tax preparation fees divided by tax returns prepared. For DIY, net average charge excludes IRS Free File.

(4)
Net average charge related to H&R Block Franchise Operations represents tax preparation fees collected by H&R Block franchisees divided by returns prepared in franchise offices. H&R Block will recognize a portion of franchise revenues as franchise royalties based on the terms of franchise agreements.